Exhibit 99.1

For details contact:
Larry Thede
Phone (720)283-2450
E-mail: ir@udrt.com
www.udrt.com

PRESS RELEASE

United Dominion Realty Trust Announces Offering of $250
Million of Convertible Senior Notes

RICHMOND, VA (October 4, 2006) United Dominion Realty Trust, Inc. (the “Company”) (NYSE: UDR) today announced that it has commenced an offering, subject to market conditions and other factors, of $250 million aggregate principal amount of convertible senior notes due 2011 (the “notes”), plus an additional $37.5 million aggregate principal amount of notes that may be issued, at the option of the initial purchasers, within 13 days of the date on which the offering of the notes is priced. The notes will be convertible into cash up to their principal amount and United Dominion Realty Trust common shares in respect of the remainder, if any, of the conversion value in excess of such principal amount.  The interest rate, conversion rate and other terms of the notes will be determined by negotiations between the Company and the initial purchasers of the notes.

The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and the shares of the Company’s common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer/solicitation or sale is unlawful.

In connection with the offering of the notes, the Company expects to enter into one or more capped call transactions with affiliates of the initial purchasers of the notes (the “option counterparties”) to substantially increase the effective conversion premium of the notes. The capped call transactions are also intended to reduce the potential dilution upon future conversion of the notes to the extent the then market value per share of the Company’s common stock does not exceed the cap price of the capped call transactions during the observation period relating to a conversion.  In connection with hedging the capped call transactions, the option counterparties or their affiliates expect to enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly after the pricing of the notes.  In addition, following the pricing of the notes, the option counterparties or their affiliates may enter into or unwind various derivatives and/or purchase or sell the Company’s common stock in secondary market transactions, and are likely to do so during any observation period relating to a conversion of notes.

The notes will be senior unsecured obligations of the Company. The Company intends to use the net proceeds from the offering for the repayment of indebtedness under its revolving credit facility or for other general corporate purposes.  The Company also expects to use a portion of the net proceeds from the offering to fund the cost of the capped call transaction.

About United Dominion Realty Trust, Inc.

United Dominion is the fourth largest apartment REIT, owning and operating apartment communities nationwide. The Company has raised the dividend each of the last 30 years. United Dominion is included in the S&P MidCap 400 Index. At June 30, 2006, the Company owned 74,753 apartment homes and had 1,357 homes under development. Additional information about United Dominion may be found on its Web site at www.udrt.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995.  You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, difficulties in selling existing apartment communities, and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q.  All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.